SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549


                                     FORM 10

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                       Pursuant to Section 12(b) or (g) of
                       The Securities Exchange Act of 1934



                        SMITH BARNEY AAA ENERGY FUND L.P.
                    (Exact name of registrant as specified in
                       its limited partnership agreement)



       New York                                   13-3986032
(State or other jurisdiction                      (I. R. S. Employer
of incorporation or organization)                 Identification No.)


390 Greenwich Street-1st floor
New York, New York                                10013
(Address of principal executive                   (Zip Code)
offices)

Registrant's telephone number,
including area code                               212-723-5424

Securities to be registered pursuant to Section 12(b) of the Act:


         Title of each class                      Name of each exchange on
         to be so registered                      which each class is to be
                                                  registered






Securities to be registered pursuant to Section 12(g) of the Act:

                      Units of Limited Partnership Interest
                                (Title of Class)

Item 1.  Business

        (a) General development of business. Smith Barney AAA Energy Fund L.P. (the "Partnership") is a limited partnership organized on January 5, 1998 under the partnership laws of the State of New York. The objective of the Partnership is to achieve substantial appreciation of its assets through speculative trading, directly or indirectly, in commodity interests generally including commodity options and commodity futures contracts on United States exchanges and certain foreign exchanges. At present, the Partnership may trade commodity futures and options contracts of any kind, but initially it traded solely energy and energy related products. In addition, the Partnership has entered into swap contracts on energy related products (together with other traded futures and options contracts, the "Commodity Interests"). The Partnership commenced trading on March 16, 1998, after 49,538 Units had been sold. A total of 66,013 Units in the Partnership were offered and sold. No units are currently offered, but the General Partner may, in its sole discretion, offer additional Units at any time. Redemptions for the year ended December 31, 1998 are reported in the Statements of Partners' Capital under "Item 13. Financial Statements and Supplementary Data."

                  The Partnership engages in its trading through a commodity brokerage account maintained with its commodity broker, Salomon Smith Barney Inc. ("SSB"), pursuant to a Customer Agreement of February 12, 1998 between SSB and the Partnership (the "Customer Agreement"). The Customer Agreement is attached hereto as Exhibit 10(b)(i). SSB also acted as the Partnership's selling agent.

                  Smith Barney Futures Management Inc., a corporation formed under the laws of the State of Delaware, is the General Partner of the Partnership (the "General Partner"). The General Partner is registered as a commodity pool operator and commodity trading advisor with the Commodity Futures Trading Commission (the "CFTC"). Registration as a commodity pool operator or as a commodity trading advisor requires annual filings setting forth the organization and identity of the management and controlling persons of the commodity pool operator or commodity trading advisor. In addition, the CFTC has authority under the Commodity Exchange Act, as amended (the "CEA") to require and review books and records of, and review documents prepared by, a commodity pool operator or a commodity trading advisor. The CFTC has adopted regulations which impose certain disclosure, reporting and record-keeping requirements on commodity pool operators and commodity trading advisors. The CFTC is authorized to suspend a person's registration as a commodity pool operator or commodity trading advisor if the CFTC finds that such person's trading practices tend to disrupt orderly market conditions, that any controlling person thereof is subject to an order of the CFTC denying such person trading privileges on any exchange, and in certain other circumstances.

                  The General Partner is wholly owned by Salomon Smith Barney Holdings, Inc. ("SSBH"), which is the sole owner of SSB. SSBH is itself a wholly owned subsidiary of Citigroup Inc., a publicly held company whose shares are listed on the New York Stock Exchange and which is engaged in various financial services and other businesses.

                  Under the Limited  Partnership  Agreement  of the  Partnership
(the "Limited Partnership Agreement") the General Partner has sole responsibility for the administration of the business and affairs of the Partnership, but may delegate trading discretion to one or more trading advisors. The General Partner currently has a Management Agreement in effect with AAA Capital Management, Inc. (the "Advisor" or "AAA"), pursuant to which the Advisor manages the Partnership's assets. Pursuant to the express terms of the Management Agreement, the Advisor is considered to be an independent contractor of the Partnership. The Advisor has managed the Partnership's assets since the Partnership's commencement of trading. The General Partner selected the Advisor on the basis of the trading strategies employed by the sole trading principal of the Advisor, Mr. A. Anthony Annunziato, as well as the Mr. Annunziato's previous background and experience in commodity trading.

                  Since 1984, Mr. Annunziato has been employed by, and is an associated person of, SSB (or its predecessors) where he currently is a Senior Vice President/Financial Consultant in Houston, Texas, and where he continues to trade commodity interests on behalf of client accounts. Because SSB receives brokerage commissions from the Partnership on a round turn basis, Mr. Annunziato has a potential conflict of interest insofar as there is an incentive to generate a large number of trades to benefit his employer. SSB will share a portion of the brokerage fee with its Financial Consultants who sell Units in the offering. Mr. Annunziato will not share in the brokerage commissions generated by the Partnership's account except that SSB will credit Mr. Annunziato with a portion of the brokerage commissions attributable to the Units that he or the Advisor owns in the Partnership.

                  The Advisor will trade the assets of the Partnership in accordance with its sole trading program. The Advisor primarily trades energy futures contracts and options on energy futures contracts on domestic and international exchanges, as well as on the Goldman Sachs Commodity Index (an index future comprised of approximately 65% energy products) traded on the Chicago Mercantile Exchange. The Advisor also engages in swap transactions (for crude oil and other energy related products) on behalf of the Partnership from time to time. Pursuant to such swap transactions, the Partnership makes payments of collateral (similar to margin deposits that the Partnership makes on its futures transactions) to an affiliate of Citibank N.A. located outside of the United States or its territories. Such depositories are not subject to U.S. regulation. The Partnership's assets held in these depositories are subject to the risk that events could occur which would hinder or prevent the availability of these funds for distribution to customers including the Partnership. Such events may include actions by the government of the jurisdiction in which the depository is located including expropriation, taxation, moratoria and political or diplomatic events. At this time, the General Partner does not expect that more than 15% of the Partnership's assets will be deposited in such offshore depositories.

                  The Advisor will generally base its trading decisions on "fundamental" factors, namely supply and demand for a particular group or type of commodity. The Advisor attempts to buy undervalued commodities and sell overvalued commodities, often--but not always--simultaneously. The Advisor uses options to attempt either to reduce or define risks.

                  The Advisor is aware of price trends but does not trade upon trends. It often takes profits in positions with specific trends even though that trend may still be intact or perhaps even strong. The Advisor occasionally establishes positions that are countertrend.

                  Effective risk management is a crucial aspect of this trading program. Account size, expectation, volatility of the market traded and the nature of other positions taken are all factors in determining the amount of equity committed to each trade. The Partnership's account has been and is expected to continue to be the Advisor's largest account.

                  In addition to other futures interests, the Advisor trades, or may trade, futures and options contracts and swaps on crude oil, heating oil, gasoline, natural gas and electricity. Additional energy related contracts may be also be traded. The preference of a trade will depend upon which commodity futures or options the Advisor expects will provide the best opportunities for profit.

                  The trading strategy to be followed by the Advisor does not assure successful trading. Investment decisions made in accordance with this strategy will be based on an assessment of available facts. However, because of the large quantity of facts at hand, the number of available facts that may be overlooked and the variables that may shift, any investment decision must, in the final analysis, be based on the judgment of the Advisor.

                  The decision by the Advisor not to trade certain markets or not to make certain trades may result at times in missing price moves and hence profits of great magnitude, which other trading managers who are willing to trade these commodities may be able to capture. The Advisor's approach is dependent in part on the existence of certain fundamental indicators. There have been periods in the past when there were no such market indicators, and those periods may reoccur.

                  The trading method utilized by the Advisor is proprietary and confidential. The foregoing description is of necessity general and is not intended to be exhaustive. Clients of the Advisor will not be able to determine the full details of those methods, or whether those methods are being followed. There can be no assurance that any trading strategy of the Advisor will produce profitable results or will not result in losses.

                  A limited partner may require the Partnership to redeem some or all of its Units at Net Asset Value per Unit as of the last day of a month (the "Redemption Date"). The right to redeem is contingent upon the Partnership's having property sufficient to discharge its liabilities on the Redemption Date and upon receipt by the General Partner of a written or oral request for redemption at least 10 days prior to the Redemption Date. There is no fee charged to limited partners in connection with redemptions. The General Partner may also, at its sole discretion and upon 10 days' notice to a limited partner, require that any limited partner redeem its Units if such redemption is in the best interests of the Partnership.

Additional Information About the Partnership.
                  The Partnership is a continuously and privately offered single-advisor pool, as those terms are defined in Part 4 of the CFTC regulations.

Fees and Expenses

                  The break-even point per Unit (that is, the trading profit the Partnership must realize) during the first year of a participant's investment, assuming the participant purchased Units at $1,000 each, is 10.99% or $109.87 per Unit invested assuming a partnership size of $85,000,000. These figures assume that such participant would redeem its Units after one year of participation.

                  The following table is a summary of fees and expenses for the Partnership and expresses the break-even point per Unit both as a dollar amount and as a percentage of a $1,000 investment. (Note: The current minimum investment is $25,000.)

Estimated Partnership Size:                                       $85,000,000

Initial Selling Price per Unit (1)                                $1,000.00
                                                                  ---------
Interest Income Credit (2)                                        $  (35.20)
Brokerage Fees (3)                                                $  126.00
Other Operating Expenses (4)                                      $    0.90
Advisory Fee (5)                                                  $   18.17
                                                                  ---------

Amount of Trading  Income  Required for the
Partnership's  Net Asset Value per Unit at the
End of One Year to Equal the Selling Price per Unit
                                                                  $  109.87

Percentage of Initial Selling Price per Unit to break even:
                                                                  10.99%


Explanatory Notes

                  (1) Investors initially purchased Units at $1,000. When Units are offered they can be purchased at the Partnership's Net Asset Value per Unit as of the purchase date.

                  (2) At December 31, 1998, the amount of cash held for minimum margin requirements was $13,798,637. The Partnership earns interest income on 80% of the average daily equity maintained in cash in the Partnership's accounts at a rate equal to the average yield on the 30-day U.S. Treasury bills issued during each month. For purposes of this analysis, the interest rate used was estimated at 3.52% of the Partnership's Net Asset Value (assuming an estimated annual interest rate of 4.4%). Interest income was first used after trading commenced to reimburse SSB for expenses incurred during the Initial Offering Period plus interest at the prime rate as quoted by Chase Manhattan Bank. Such expenses were fully reimbursed as of March, 31 1998.

                  (3) Brokerage fees were estimated at $21.00 per round turn ($18 for brokerage and $3 for other trading related expenses) based on 6,000
round  turn  transactions   annually  per  $1,000,000  invested.  In  1998,  the
Partnership paid approximately $5,527,260 in such fees, which is equal to approximately 9.5% of the Partnership Net Assets. Pursuant to the Customer Agreement, SSB will execute transactions for the Partnership's account in accordance with orders placed by the Advisor. The services to be provided by SSB include the execution of orders and the rendering of bookkeeping and clerical assistance to the Partnership and the General Partner. The Customer Agreement may be terminated upon notice by either party. SSB will share a portion of the brokerage fee with its Financial Consultants who sell Units in the offering. Mr.

Annunziato will not share in the brokerage commissions generated by the Partnership's account except that SSB will credit Mr. Annunziato with a portion of the brokerage commissions attributable to the Units that he or the Advisor owns in the Partnership.

                  (4) Other operating expenses include periodic legal, accounting, filing and reporting fees; expenses of printing and other administrative costs; and expenses of the Continuous Offering. These expenses are expected to amount to 0.09% of Net Asset Value (based upon $75,000 in estimated expenses and an estimated Partnership size of $85,000,000).

                  (5) The Partnership pays an advisory fee of 2% per annum (payable monthly) which is split evenly between the Advisor and SSB. The trading advisor's Profit Share allocation of 20% is not included in computing the break-even point per Unit because it is paid, if at all, after deducting all other expenses.

                  The Partnership's Organizational & Offering Expenses, which include the expenses of the Initial Offering Period, were $75,951. Such expenses were borne initially by SSB. The Partnership has reimbursed SSB for the offering and organizational expenses of the initial offering period.

ERISA Considerations
                  The Units in the Partnership which are offered may be purchased by employee benefit plans subject to the Employee Retirement Income Security Act of 1974 ("ERISA") and/or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"). The phrase "employee benefit plan" refers to plans of various types including corporate pension and profit-sharing plans (including 401(k) plans), "simplified employee pension plans", so-called "Keogh" (H.R. 10) plans for self-employed individuals, including partners, and "Individual Retirement Accounts" (or "IRAs") for persons (including employees and self-employed persons) who receive compensation income.

                  Units may not be purchased by an employee benefit plan if the selling agent or its Financial Consultants, the General Partner or their affiliates (a) exercise any discretionary authority or discretionary control respecting management of such employee benefit plan, (b) exercise any authority or control respecting management or disposition of the assets of such employee benefit plan, (c) render investment advice for a fee or other compensation, direct or indirect, with respect to any moneys or other property of such employee benefit plan, (d) have any authority or responsibility to render investment advice with respect to any moneys or other property of such employee benefit plan, or (e) have any discretionary authority or discretionary responsibility in the administration of such employee benefit plan. For the purposes of this paragraph, "investment advice" shall mean rendering investment advice as to the value of securities or other property, or making recommendations as to the advisability of investing in securities, directly or indirectly, and either (i) having discretionary authority or control, whether or not pursuant to an agreement, arrangement or understanding, with respect to purchasing or selling securities or other property for the plan, or (ii) rendering such investment advice on a regular basis to the employee benefit plan pursuant to a mutual agreement, arrangement or understanding, written or otherwise, between such person and the employee benefit plan or a fiduciary with respect to such employee benefit plan, that such services will serve as a primary basis for investment decisions with respect to assets of the employee benefit plan, and that such person will render individualized investment advice to the employee benefit plan based on the particular needs of the employee benefit plan regarding such matters, as, among other things, investment policies or strategy, overall portfolio composition, or diversification of plan investments.

                  Under ERISA, a fiduciary of an employee benefit plan is required, among other things, to discharge his duties toward such plan with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims. In considering an investment in the Partnership of a portion of the assets of an employee benefit plan, a fiduciary having investment responsibilities with respect to an employee benefit plan should give appropriate consideration to those facts and circumstances that, given the scope of his or her investment duties, he or she knows or should know are relevant to investment in the Partnership, including the role the investment in the Partnership plays in that portion of the plan's investment portfolio with respect to which the fiduciary has investment duties.

                  A fiduciary having investment responsibilities with respect to an employee benefit plan should consult regulations of the Department of Labor to determine whether he or she has made appropriate consideration of relevant factors in investing in the Partnership. In addition to any factors which must be considered by such fiduciary with respect to investment of assets of an employee benefit plan in the Partnership under the above regulation, such fiduciary should also consider (i) whether the investment is in accordance with the documents and instruments governing said plan, (ii) whether the investment satisfies the diversification rules of Section 404(a)(1)(C) of ERISA, if applicable, (iii) whether the investment will result in unrelated business taxable income to the Plan, (iv) whether the investment provides sufficient liquidity, (v) the need to value the assets of the plan annually, and (vi) whether the investment is prudent.

                  Assets of employee benefit plans ("plan assets") are generally subject to the fiduciary duty provisions of ERISA and the prohibited transaction provisions of ERISA and the Code. ERISA does not define "plan assets", however, the Department of Labor has published a final regulation defining the term "plan assets" (the "Final Regulation") for purposes of Title I of ERISA and Section 4975 of the Code. Under the Final Regulation, generally, when a plan makes an equity investment in another entity, the underlying assets of that entity will be considered plan assets unless (i) the equity interest is a "publicly offered" security or a security issued by an investment company registered under the Investment Company Act of 1940, (ii) the entity is an "operating company", or
(iii) equity participation by benefit plans is not "significant".

                  The Units will not be deemed to be "publicly offered" securities for purposes of the Final Regulation. In addition, the Partnership is not an "operating company" within the meaning of the Final Regulation. The final exception to the "plan assets" rule is for investment in entities in which there is not "significant" investment by "benefit plan investors". "Benefit plan investors" include employee-benefit plans subject to ERISA as well as plans not subject to ERISA, such as governmental plans and IRAs. Investment by benefit plan investors is not "significant" as defined in the Final Regulation, if the aggregate investment by benefit plan investors in each class of securities of the investment entity is less than 25%. Determinations of the percentage of participation by benefit plan investors must be made after each such investment or redemption, and investments held by the investment entity's managers, investment advisers and their affiliates must be disregarded in calculating the percentage.

                  The Partnership intends to qualify under the "significant participation" exception in the Final Regulation by monitoring the percentage investment by benefit plan investors and maintaining it below 25%. In order to accomplish this, the subscription agreement requires that a benefit plan investor may be required to redeem its Units upon notice from the General Partner.

                  In the unlikely event that the Partnership were deemed to hold plan assets, prohibited transactions could arise under ERISA and the Code. In addition, investment by a fiduciary of an employee-benefit plan could be deemed an improper delegation of investment authority, and the fiduciary could be liable, either directly or under the co-fiduciary rules of ERISA, for the acts of the General Partner. Additional issues relating to "plan assets" and "prohibited transactions" under ERISA and the Code could arise by virtue of the General Partner's ownership of interests in the Partnership and the possible relationship between an affiliate of the General Partner and any employee-benefit plan which may purchase Units. Further, certain transactions between the Partnership and the General Partner and certain affiliates of the General Partner could be prohibited transactions.

                  It should be noted that even if the Partnership's assets are not deemed to be plan assets, the Department of Labor has stated in Interpretive Bulletin 75-2 (29 C.F.R. ss.2509.75-2, as amended by the Final Regulation) that it would consider a fiduciary who makes or retains an investment in a partnership for the purpose of avoiding application of the fiduciary responsibility provisions of ERISA to be in contravention of the fiduciary provisions of ERISA. The Department of Labor has indicated further that if a plan invests in or retains its investment in a partnership and as part of the arrangement it is expected that the partnership will enter into a transaction with a party in interest to the plan (within the meaning of ERISA) which involves a direct or indirect transfer to or use by the party in interest of any assets of the plan, the plan's investment in the partnership would be a prohibited transaction under ERISA.

                  A prohibited transaction may result in the imposition of potential personal liability upon fiduciaries of employee-benefit plans subject to ERISA and an excise tax under Section 4975 of the Code upon the "disqualified person" with respect to the plan (as explained in Section 4975 of the Code). Any fiduciary that has engaged in any prohibited transaction would be required to
(i) restore to the plan any profit realized on the transaction and (ii) make good to the plan any losses suffered by the plan as a result of such investment. The disqualified person involved would be liable to pay an excise tax of 15% of the amount involved in the prohibited transaction for each year in which the investment is in place and would be required to eliminate the prohibited transaction by reversing the transaction and making good to the employee-benefit plan any losses resulting from the prohibited transaction. If the transaction is not corrected within a certain time period, the disqualified person could also be liable for an additional excise tax in an amount equal to 100% of the amount involved.

                  In addition to liability for plan losses, ERISA imposes a civil penalty against fiduciaries of employee-benefit plans who breach the prudence and other fiduciary standards of ERISA and against non-fiduciaries who knowingly participate in the transaction giving rise to the breach. A prohibited transaction by an employee-benefit plan fiduciary would constitute a breach of the ERISA fiduciary standards. The civil penalty is equal to 20% of the amount recovered from a fiduciary or non-fiduciary with respect to such breach or knowing participation pursuant to a settlement agreement with the United States Secretary of Labor or a court order resulting from a proceeding instituted by the Secretary. The penalty may be waived and, in any event, would be offset to the extent of the responsible party's liability for excise tax under the Code.

                  Each limited partner will be furnished with monthly statements and annual reports which include the Net Asset Value per Unit. The General Partner believes that these statements will be sufficient to permit plan fiduciaries to provide an annual valuation of plan investments as required by ERISA; however, fiduciaries should note that they have the ultimate responsibility for providing such valuation. Accordingly, plan fiduciaries should consult with their attorneys or other advisors regarding their obligations under ERISA with respect to making such valuations.

                  Plan fiduciaries should understand the potentially illiquid nature of an investment in the Partnership and that a secondary market does not exist for a Unit. Accordingly, plan fiduciaries should review both anticipated and unanticipated liquidity needs for their respective plans, particularly those for a participant's termination of employment, retirement, death, disability or plan termination. Plan fiduciaries should be aware that distributions to participants may be required to commence in the year after the participant attains age 70-1/2.

                  The Advisor does not participate in any way in the decision by any particular employee benefit plan to invest in the Partnership, including any determination with respect to fees and expenses to be paid by the Partnership.

         (b) Financial information about industry segments. The Partnership's business consists of only one segment, speculative trading of commodity interests including commodity options, commodity futures contracts and swap contracts, with an emphasis on energy and energy related products. The Partnership's net income (loss) from operations for the year ended December 31, 1998 (the period from March 16, 1998 (commencement of trading) to December 31,
1998) are set forth under "Item 2. Financial Information." The Partnership does not engage in sales of goods or services. Partnership capital as of December 31, 1998 was $79,727,340.

        (c) Narrative description of business.

         See Paragraphs (a) and (b) above.

         (i) through (x) - not applicable.

         (xi) through (xii) - not applicable.

         (xiii) - The Partnership has no employees. The directors and officers of the General Partner and the Advisor are listed in "Item 5. Directors and Executive Officers".

Item 2.   Financial Information.

         (a) The Partnership commenced trading operations on March 16, 1998. Realized and unrealized trading gains (losses), interest income, net income
(loss) and increase (decrease) in net asset value per Unit for the period from March 16, 1998 (commencement of trading) to December 31, 1998 and total assets at December 31, 1998 were as follows:

                                                                     1998
Realized and unrealized trading gains net of
brokerage commissions and clearing fees of $686,659              $14,675,192
Interest income                                                  $ 1,978,202
                                                                  ----------
                                                                 $16,653,394
Net Income before Special Allocation to Advisor                  $15,401,913

Increase in net asset value per unit                             $    184.33

Total assets                                                     $84,035,617

         Investors   should  note  that  past  performance  is  not  necessarily
indicative  of  future  performance  and  the  Partnership's   level  of  future
performance cannot be predicted.

         (b)  Management's Discussion and Analysis of Financial
                  Condition and Results of Operations

          (1) Liquidity. The Partnership does not engage in sales of goods or services. Its only assets are its (i) equity in its commodity futures trading account, consisting of cash and cash equivalents, net unrealized appreciation (depreciation) on open futures contracts and interest receivable, and (ii) collateral in the form of cash deposited with its swaps counterparty. Because of the low margin deposits normally required in commodity futures trading, relatively small price movements may result in substantial losses to the Partnership. Such substantial losses could lead to a material loss in liquidity. To minimize this risk, the Partnership follows certain trading policies, including:

         (i) Partnership funds are invested only in futures contracts which are traded in sufficient volume to permit, in the opinion of the Advisor at the time a position is entered into, ease of taking and liquidating positions.

         (ii) The Advisor does not initiate additional positions in any commodity for the Partnership if such additional positions would result in aggregate positions for all commodities requiring a margin of more than 66-2/3% of net assets of the Partnership managed by the Advisor.

         (iii) The Partnership may occasionally accept delivery of a commodity.

         (iv) The Partnership does not employ the trading technique commonly known as "pyramiding", in which the speculator uses unrealized profits on existing positions as margin for the purchases or sale of additional positions in the same or related commodities.

         (v) The Partnership does not utilize borrowings except short-term borrowings if the Partnership takes delivery of any cash commodities.

         (vi) The Advisor may, from time to time, employ trading strategies such as spreads or straddles on behalf of the Partnership. The term "spread" or "straddle" describes a commodity futures trading strategy involving the simultaneous buying and selling of futures contracts on the same commodity but involving different delivery dates or markets and in which the trader expects to earn a profit from a widening or narrowing of the difference between the prices of the contracts.

         (vii) The Partnership will not permit the churning of its commodity trading account.

         The Partnership is party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments, in the normal course of its business. These financial instruments include forwards, futures, options and swaps, whose value is based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash flows, or to purchase or sell other financial instruments at specified terms at specified future dates, or, in the case of derivative commodity interests, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may be traded on an exchange or over-the-counter ("OTC"). Exchange traded instruments are standardized and include futures and certain option contracts. OTC contracts are negotiated between contracting parties and include forwards, swaps and certain options. Each of these instruments is subject to various risks similar to those relating to the underlying financial instruments including market and credit risk. In general, the risks associated with OTC contracts are greater than those associated with exchange traded instruments because of the greater risk of default by the counterparty to an OTC contract.

         Market risk is the potential for changes in the value of the financial instruments traded by the Partnership due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded.

         Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk with respect to exchange traded instruments is reduced to the extent that an exchange or clearing organization acts as counterparty to the transactions. The

Partnership's risk of loss in the event of counterparty default is typically limited to the amounts recognized in the statement of financial condition and not represented by the contract or notional amounts of the instruments. The Partnership has concentration risk because the sole counterparty or broker with respect to the Partnership's assets is SSB. As of December 31, 1998 the sole counterparty to the Partnership's swap contracts was Citibank, N.A. which is affiliated with the Partnership.

         The General Partner monitors and controls the Partnership risk exposure on a daily basis through financial, credit and risk management monitoring systems, and accordingly believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Partnership is subject. These monitoring systems allow the General Partner to statistically analyze actual trading results with risk adjusted performance indicators and correlation statistics. In addition, on-line monitoring systems provide account analysis of futures, forwards and options positions by sector, margin requirements, gain and loss transactions and collateral positions. (See also "Item 13. Financial Statements and Supplementary Data" for further information on financial instrument risk included in the notes to financial statements.)]

         Other than the risks inherent in commodity futures and swaps trading, the Partnership knows of no trends, demands, commitments, events or uncertainties which will result in or which are reasonably likely to result in the Partnership's liquidity increasing or decreasing in any material way. The Limited Partnership Agreement provides that the General Partner may, in its discretion, cause the Partnership to cease trading operations and liquidate all open positions under certain circumstances including a decrease in Net Asset Value per Unit to less than $400 as of the close of business on any business day.

         As of December 31, 1998, the Partnership had privately offered 66,013 Units of limited partnership interest resulting in aggregate proceeds to the Partnership of $50,038,000, which includes proceeds of $49,538,000 from the initial offering of 49,538 Units of limited partnership interest. All of the proceeds of the Partnership's offering of its Units are deposited in its commodity trading account at SSB where they are available to margin the Partnership's commodity futures trading.

         The Partnership is not currently offering additional Units, but its Limited Partnership Agreement permits it to do so in the future.

          (2) Capital Resources. (i) The Partnership has made no material commitments for capital expenditures.

          (ii) The Partnership's capital consists of the capital contributions of the partners as increased or decreased by gains or losses on Commodity Interest trading and by expenses, interest income, redemptions of Units and distributions of profits, if any. Gains or losses on commodity futures trading cannot be predicted. Market moves in commodities are dependent upon fundamental and technical factors which the Partnership may or may not be able to identify, such as changing supply and demand relationships, weather, government agricultural, commercial and trade programs and policies, national and international political and economic events and changes in interest rates. Partnership expenses consist of, among other things, commissions, management fees and a profit share allocation to the Advisor. The level of these expenses is dependent upon the level of trading and the ability of the Advisor to identify and take advantage of price movements in the commodity markets, in addition to the level of Net Assets maintained. The amount of interest income payable by SSB is dependent upon interest rates over which the Partnership has no control. No forecast can be made as to the level of redemptions in any given period. In 1998, 1,642.7041 Units were redeemed for a total of $1,848,573.

         (c) Results of Operations. From March 16, 1998, the commencement of trading, until December 31, 1998, the net asset value per Unit increased 18.4% from $1,000.00 to $1,184.33. "Net Assets" is defined as the total assets of the Partnership including all cash, accrued interest, and the market value of all open commodity positions maintained by the Partnership, less brokerage charges accrued and less all other liabilities of the Partnership. Net Assets equal Net Asset Value. Net Asset Value of a Unit means Net Asset Value divided by the number of Units outstanding.

         The Partnership experienced a net trading gain of $20,202,452 before commissions and expenses for the period from March 16, 1998 (the commencement of trading)to December 31, 1998, respectively. Trading gains for the year ended December 31, 1998 were primarily attributable to gains recognized in Energy contracts.

         Commodity futures markets are highly volatile. Broad price fluctuations and rapid inflation increase the risks involved in commodity trading, but also increase the possibility of profit. The profitability of the Partnership depends on the ability of the Advisor to identify correctly commodity positions that will profit from price changes. Such price changes could be influenced by, among other things, changing supply and demand relationships, weather, governmental, agricultural, commercial and trade programs and policies, national and international political and economic events and changes in interest rates. To the extent that the Advisor is able to take advantage of commodity price changes, the Partnership expects to increase capital through operations.

         The business reason for the success or failure of the Partnership's operations in any given period (including the period from March 16, 1998 (commencement of trading) to December 31, 1998) is the relative success or failure of the Advisor's trading strategy in trading various worldwide commodity markets during the relevant periods. In addition, during the period from February 12, 1998 (commencement of offering period) to December 31, 1998, the Partnership sold 66,013 Units of limited partnership interest, respectively, resulting in aggregate proceeds to the Partnership of $65,511,000 in 1998. The increase in the Partnership's capital over these periods entailed a commensurate increase in the Partnership's contracts traded on various markets worldwide, particularly energy markets, with an increased exposure to the possibility of gain or loss on any given contract. There is no assurance that the Partnership's performance in the past will be the same or different in the future.

         d. Quantitative and Qualitative Disclosures about Market
            Risk.

         (1) Past Results Not Necessarily Indicative of Future
             Performance. The Partnership is a speculative commodity pool. The market sensitive instruments held by it are acquired for speculative trading purposes, and all or substantially all of the Partnership's assets are subject to the risk of trading loss. Unlike an operating company, the risk of market sensitive instruments is integral, not incidental, to the Partnership's main line of business.

         Market movements result in frequent changes in the fair market value of the Partnership's open positions and, consequently, in its earnings and cash flow. The Partnership's market risk is influenced by a wide variety of factors. These primarily include factors which affect energy price levels, including supply factors and weather conditions, but could also include the level and volatility of interest rates, exchange rates, equity price levels, the market value of financial instruments and contracts, the diversification effects among the Partnership's open positions and the liquidity of the markets in which it trades.

         The Partnership rapidly acquires and liquidates both long and short positions in a wide range of different markets. Consequently, it is not possible to predict how a particular future market scenario will affect performance, and the Partnership's past performance is not necessarily indicative of its future results.

         Value at Risk is a measure of the maximum amount which the Partnership could reasonably be expected to lose in a given market sector. However, the inherent uncertainty of the Partnership's speculative trading and the recurrence in the markets traded by the Partnership of market movements far exceeding expectations could result in actual trading or non-trading losses far beyond the indicated Value at Risk or the Partnership's experience to date (i.e., "risk of ruin"). In light of the foregoing as well as the risks and uncertainties intrinsic to all future projections, the inclusion of the quantification included in this section should not be considered to constitute any assurance or representation that the Partnership 's losses in any market sector will be limited to Value at Risk or by the Partnership's attempts to manage its market risk.

         (2) Standard of Materiality. Materiality as used in this section, "Qualitative and Quantitative Disclosures About Market Risk," is based on an assessment of reasonably possible market movements and the potential losses caused by such movements, taking into account the leverage, optionality and multiplier features of the Partnership's market sensitive instruments.

         (3)  Quantifying  the  Fund's  Trading  Value  at Risk.  The  following quantitative disclosures regarding the Partnership's market risk exposures contain "forward-looking statements" within the meaning of the safe harbor civil liability provided for such statements by the Private Securities Litigation Reform Act of l995 (set forth in Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934). All quantitative disclosures in this section are deemed to be forward-looking statements for purposes of the safe harbor, except for statements of historical fact (such as the terms of particular contracts and the number of market risk sensitive instruments held during or at the end of the reporting period).

         The Partnership's risk exposure in the various market sectors traded by the Advisor is quantified below in terms of Value at Risk. Due to the Partnership's mark-to-market accounting, any loss in the fair value of the Partnership's open positions is directly reflected in the Partnership's earnings (realized or unrealized) and cash flow (at least in the case of exchange-traded contracts in which profits and losses on open positions are settled daily through variation margin).

         Exchange maintenance margin requirements have been used by the Fund as the measure of its Value at Risk. Maintenance margin requirements are set by exchanges to equal or exceed the maximum losses reasonably expected to be incurred in the fair value of any given contract in 95%-99% of any one-day intervals. The maintenance margin levels are established by dealers and exchanges using historical price studies as well as an assessment of current market volatility (including the implied volatility of the options on a given futures contract) and economic fundamentals to provide a probabilistic estimate of the maximum expected near-term one-day price fluctuation. Maintenance margin has been used rather than the more generally available initial margin, because initial margin includes a credit risk component which is not relevant to Value at Risk.

         In the case of market sensitive instruments which are not exchange-traded (such as swaps on various energy-related products), the margin requirements for the equivalent futures positions have been used as Value at Risk. When a futures-equivalent margin is not available, dealers' margins have been used.

         The fair value of the Partnership's futures and forward positions does not have any optionality component. However, the Advisor trades commodity options. The Value at Risk associated with options is reflected in the table set forth below as the margin requirement attributable to the instrument underlying each option. Where this instrument is a futures contract, the futures margin, and where this instrument is a physical commodity, the futures-equivalent maintenance margin has been used. This calculation is conservative in that it assumes that the fair value of an option will decline by the same amount as the fair value of the underlying instruments whereas, in fact the fair values of the options traded by the Partnership in all cases fluctuate to a lesser extent than those of the underlying Instruments.

         In  quantifying  the   Partnership's   Value  at  Risk,  100%  positive
correlation in the different positions held in each market risk category has been assumed. Consequently, the margin requirements applicable to the open contracts have simply been aggregated to determine each trading category's aggregate Value at Risk. The diversification effects resulting from the fact that the Partnership's positions are rarely, if ever, 100% positively correlated have not been reflected.

         The following table indicates the trading Value at Risk associated with the Partnership's open positions by market category as of December 31, 1998. All open position trading risk exposures of the Partnership have been included in calculating the figures set forth below. As of December 31, 1998, the Partnership's total capitalization was approximately $79,727,340.



                                   December 31, 1998
                                                  % of Total
          Market Sector      Value at Risk      Capitalization
          Energy              $11,939,250          14.98%
          Energy Swaps         $1,644,887           2.06%
          Indices                $214,500           0.27%
                             ------------           -----

           Total               $13,798,637         17.31%

         (4) Material Limitations on Value at Risk as an Assessment of Market Risk. The face value of the market sector instruments held by the Partnership is typically many times the applicable maintenance margin requirement (maintenance margin requirements generally ranging between approximately 1% and 10% of contract face value) as well as many times the capitalization of the Partnership. The magnitude of the Partnership's open positions creates a "risk of ruin" not typically found in most other investment vehicles. Because of the size of its positions, certain market conditions --unusual, but historically recurring from time to time -- could cause the Partnership to incur severe losses over a short period of time. The foregoing Value at Risk table -- as well as the past performance of the Partnership -- give no indication of this "risk of ruin."

         Additionally, the Fund enters into swap agreements with respect to certain energy related products. While these swaps are represented in the table above, such representation is achieved through the addition of maintenance margins corresponding to exchange-traded futures contracts that would be needed to achieve equivalent positions to the swaps. However, it may not be possible to fully ascertain an exact equivalent of an off-exchange swap with exchange-traded futures. Swaps may have unique terms not present in such futures. Furthermore, swaps carry an element of counterparty risk which may not be accurately represented in exchange-set maintenance margins. As of December 31, 1998, the Partnership's sole counterparty in these transactions was Citibank N.A. The General Partner attempts to reduce the Partnership's counterparty risk by permitting the Partnership to contract only with well-capitalized counterparties.

         (5) Qualitative Disclosures Regarding Primary Trading Risk
             Exposures. The following qualitative disclosures regarding the Partnership's market risk exposures -except for (i) those disclosures that are statements of historical fact and (ii) the descriptions of how the Partnership manages its primary market risk exposures -- constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. The Partnership's primary market risk exposures as well as the strategies used and to be used by the General Partner and the Advisor for managing such exposures are subject to numerous uncertainties, contingencies and risks, any one of which could cause the actual results of any of the Advisor's risk controls to differ materially from the objectives of such strategies. Government interventions, defaults and expropriations, illiquid markets, the emergence of dominant fundamental factors, political upheavals, changes in historical price relationships, an influx of new market participants, increased regulation and many other factors could result in material losses as well as in material changes to the risk exposures and the risk management strategies of the Partnership. There can be no assurance that the Partnership's current market exposure and/or risk management strategies will not change materially or that any such strategies will be effective in either the short- or long-term. Investors must be prepared to lose all or substantially all of their investment in the Partnership.

         The  following   were  the  primary   trading  risk  exposures  of  the
Partnership as of December 31, 1998, by market sector.

         (a) Energy. Energy related products, such as crude oil, heating oil, gasoline, natural gas and electricity, constitute the principal market exposure of the Fund. The Partnership has substantial market exposure to gas and oil price movements, often resulting from political developments in the Middle East. Political developments in other countries or regions can also materially impact upon the prices of energy products, as could changing supply and demand relationships, weather, governmental, commercial and trade programs and policies, and other significant economic events. Energy prices can be volatile and substantial profits and losses have been and are expected to continue to be experienced in these markets.

         The Partnership engages in swap transactions in crude oil and other energy related products. In this connection, the Partnership has contracted with Citibank N.A. to exchange a stream of payments computed by reference to a notional amount and the price of the energy product that is the subject of the swap. Swap contracts are not guaranteed by an exchange or clearing house.

         The Partnership will usually enter into swaps on a net basis, i.e., the two payment streams are netted out in a cash settlement on the payment date or dates specified in the agreement, with the Partnership receiving or paying, as the case may be, only the net amount of the two payments. Swaps do not involve the delivery of underlying assets or principal. Accordingly, the risk of loss with respect to swaps is limited to the net amount of payments that the Partnership is contractually obligated to make. If the counterparty to a swap defaults, the Partnership's risk of loss consists of the net amount of payments that the Partnership is contractually entitled to receive.

         The Partnership may also enter into spot transactions to purchase or sell commodities with SSB, or one of its affiliates, as principal. Such spot transactions provide for two day settlement and are not margined. Such transactions may be entered into in connection with exchange for physical transactions. Like the swap contract market, the spot market is a principals' market so there is no clearinghouse guarantee of performance. Instead, the Partnership is subject to the risk of inability of, or refusal by, a counterparty to perform with respect to the underlying contract.

         (b) Other Commodity Interests. The Fund primarily emphasizes the trading of energy products, but may also trade some portion of its assets in other commodity interests, including, but not limited to, commodity interest contracts on the Goldman Sachs Commodity Index (an index future comprised of approximately 65% energy products). Commodity interest prices can be affected by numerous factors, including political developments, weather conditions, seasonal effects and other factors which affect supply and demand for the underlying commodity.

        (6) Qualitative Disclosures Regarding Non-Trading Risk
          Exposure. The following were the non-trading risk exposures of the Partnership as of December 31, 1998.

         (a) Non-Segregated Account. Since 10% or more of the Units are owned by employees of SSB, the General Partner and their principals and employees (including the principals of the Advisor), the Partnership's commodity futures account with SSB will be carried as a "proprietary account". Such accounts do not receive the protections afforded by Section 4d(2) of the Commodity Exchange Act relating to the segregation of customer funds. This means that in the event of a bankruptcy of the futures commission merchant carrying the account, the balance in the account would be classified in the liquidation as that of a general creditor. As such, the Partnership's account would not be a first-priority distribution of the firm's assets. By contrast, segregated accounts are a first priority distribution.

         (b) Operational Risk. The Partnership is directly exposed to market risk and credit risk, which arise in the normal course of its business activities. Slightly less direct, but of critical importance, are risks pertaining to operational and back office support. This is particularly the case in a rapidly changing and increasingly global environment with increasing transaction volumes and an expansion in the number and complexity of products in the marketplace.

         Such risks include:

         Operational/Settlement Risk - the risk of financial and opportunity loss and legal liability attributable to operational problems, such as inaccurate pricing of transactions, untimely trade execution, clearance and/or settlement, or the inability to process large volumes of transactions.

         Technological Risk - the risk of loss attributable to technological limitations or hardware failure that constrain the Partnership's ability to gather, process, and communicate information efficiently and securely, without interruption, within the Partnership and among limited partners, and in the markets where the Partnership participates.

         Legal/Documentation Risk - the risk of loss attributable to deficiencies in the documentation of transactions (such as trade confirmations) or errors that result in noncompliance with applicable legal and regulatory requirements.

         Financial Control Risk - the risk of loss attributable to limitations in financial systems and controls. Strong financial systems and controls ensure that assets are safeguarded, that transactions are executed in accordance with authorization, and that financial information utilized by the Advisor and communicated to external parties, including limited partners and regulators, is free of material errors.

         (c) New Accounting Pronouncements

         In June 1998, the Financial Accounting Standards Board issued SFAS 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). SFAS 133 requires that an entity recognize all derivatives in the statement of financial condition and measure those instruments at fair value. SFAS 133 is effective for fiscal year beginning after June 15, 1999 SFAS 133 is expected to have no material impact on the financial statements of the Partnership as all commodity interests are recorded at fair value, with changes therein reported in the statement of income and expenses

         (d) Risk of Computer System Failure (Year 2000 Issue)

         The Year 2000 issue is the result of existing computers in many businesses using only two digits to identify a year in the date field. These computers and programs, often referred to as "information technology," were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results at the Year 2000. Such systems and processes are dependent on correctly identifying dates in the next century.

         The General Partner administers the business of the Partnership through various systems and processes maintained by SSBH and SSB. In addition, the operation of the Partnership is dependent on the capability of the Partnership's Advisor, the brokers and exchanges through which the Advisor trades, and other third parties to prepare adequately for the Year 2000 impact on their systems and processes. The Partnership itself has no systems or information technology applications relevant to its operations.

         The General Partner, SSB, SSBH and their parent organization Citigroup Inc. have undertaken a comprehensive, firm-wide evaluation of both internal and external systems (systems related to third parties) to determine the specific modifications needed to prepare for the year 2000. The combined Year 2000 program in SSB is expected to cost approximately $140 million over the four years from 1996 through 1999, and involve over 450 people at the peak staffing level. SSB expects to complete all compliance and certification work by June 1999. At this time, over 95% of SSBH systems have completed the correction process and are Year 2000 compliant. Over 73% of the systems have completed certification testing. The Year 2000 project at SSBH remains on schedule.

         The systems and components supporting the General Partner's business that require remediation have been identified and modifications have been made to bring them into Year 2000 compliance. Testing of these systems was completed in the fourth quarter of 1998. Final testing and certification are expected to be completed by the end of the first quarter of 1999.

         This expenditure and the General Partner's resources dedicated to the preparation for Year 2000 do not and will not have a material impact on the operation or results of the Partnership.

         The General Partner has requested and received statements from the Advisor that it has undertaken its own evaluation and remediation plans to identify any of its computer systems that are Year 2000 vulnerable. The Advisor has confirmed it is taking immediate actions to remedy those systems as necessary. The General Partner will continue to inquire into and to confirm the Advisor's readiness for Year 2000.

         The most likely and most significant risk to the Partnership associated with the lack of Year 2000 readiness is the failure of outside organizations, including the commodities exchanges, clearing organizations, or regulators with which the Partnership interacts to resolve their Year 2000 issues in a timely manner. This risk could involve the inability to determine the value of the Partnership at some point in time and would make effecting purchases or redemptions of Units in the Partnership infeasible until such valuation was determinable.

         SSB has successfully  participated in industry-wide  testing including:
The Streetwide  Beta Testing  organized by the Securities  Industry  Association
(SIA), a government securities clearing test with the Federal Reserve Bank of New York, The Depository Trust Company, and The Bank of new York, and Futures Industry Association participants test. The firm is also participating in the streetwide testing which commenced in March 1999.

         It is possible that problems may occur that would require some time to repair. Moreover, it is possible that problems will occur outside SSBH for which SSBH could experience a secondary effect. Consequently, SSBH is preparing comprehensive, written contingency plans so that alternative procedures and a framework for critical decisions are defined before any potential crisis occurs.

         The goal of Year 2000 contingency planning is a set of alternate procedures to be used in the event of a critical system failure or a failure by a supplier or counterparty. Planning work was completed in December 1998, and testing of alternative procedures will be conducted in the first half of 1999.

         (7) Qualitative Disclosures Regarding Means of Managing Risk
             Exposure. The General Partner monitors the Partnership's performance and the concentration of its open positions, and consults with the Advisor concerning the Partnership's overall risk profile. If the General Partner felt it necessary to do so, the General Partner could require the Advisor to close out individual positions as well as enter programs traded on behalf of the Partnership. However, any such intervention would be a highly unusual event. The General Partner primarily relies on the Advisor's own risk control policies while maintaining a general supervisory overview of the Partnership's market risk exposures. See also Item 2(b), "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         The Advisor applies its own risk management policies to its trading. The Advisor often follows diversification guidelines, margin limits and stop loss points to exit a position. The Advisor's research of risk management often suggests ongoing modifications to its trading programs.

         As part of the General Partner's risk management, the General Partner periodically meets with the Advisor to discuss its risk management and to look for any material changes to the Advisor's portfolio balance and trading techniques. The Advisor is required to notify the General Partner of any material changes to its programs.

         The General Partner controls the risk of the Partnership's non-trading assets by depositing them in bank accounts and pays monthly interest to the Partnership on 80% of the average daily equity maintained in cash in such accounts during each month at a 30-day U.S. Treasury bill rate.

Item 3.Properties.

         The Partnership does not own or lease any properties. The General Partner operates out of facilities provided by its affiliate, SSB.

Item 4.  Security Ownership of Certain Beneficial Owners and Management.

         (a) Security ownership of certain beneficial owners. The Partnership knows of no person who beneficially owns more than 5% of the Units outstanding.

         (b) Security ownership of management. Under the terms of the Limited Partnership Agreement, the Partnership's affairs are managed by the General Partner, and the General Partner is required to contribute to the Partnership an amount at least equal to the greater of 1% of capital contributions or $25,000. As set forth in the table below, the General Partner owned Units of General Partnership interest equivalent to 667.0550 Units at December 31, 1998. David J.

Vogel, the President and a Director of the General Partner, owned 75 Units at December 31, 1998. Michael R. Schaefer, a Director of the General Partner, owned 50 Units at December 31, 1998. Daniel R. McAuliffe, Jr., the Director of Administration and a Director of the General Partner, owned 10.3165 Units at December 31, 1998. Other than Messrs. Vogel, Schaefer and McAuliffe, none of the directors and executive officers of the General Partner beneficially owns any Units. The Advisor owned 2,279.7 Units as of December 31, 1998, and receives a 20% profit share allocation of new trading profits in the form of Units.


Title of Class                Name of beneficial owner      Amount and nature of         Percent of class
                                                            beneficial ownership


Units of general              Smith Barney Futures          667.0550                     100%
partnership interest          Management Inc.
Units of limited              David J. Vogel                75.0000                      0.11%
partnership interest
Units of limited              Michael R. Schaefer           50.0000                      0.075%
partnership interest
Units of limited              Daniel R. McAuliffe, Jr.      10.3165                      0.02%
partnership interest
Units of limited              AAA Capital Management, Inc.  2,279.7128                   3.42%
partnership interest


         (c)  Changes in control.  None.

Item 5.  Directors and Executive Officers

          The Partnership has no officers or directors and its affairs are managed by its General Partner, Smith Barney Futures Management Inc. The officers and directors of the General Partner are Jack H. Lehman, III (Chairman and Director), David J. Vogel (Director and President), Michael R. Schaefer (Director), Steven J. Keltz (Secretary and Director), Daniel A. Dantuono (Chief Financial Officer, Treasurer and Director), Daniel R. McAuliffe, Jr. (Director), Shelley Ullman (Senior Vice President and Director) and Maureen O'Toole (Senior Vice President). Each director and officer is subject to re-appointment annually.

         The business background for the past five years of each director and officer of the General Partner is as follows:

         Mr. Lehman, age 52, has been a Senior Executive Vice President and Director of SSB's commodity division since May 1992. In addition, he has been a Director of the General Partner since July 1993 and was Co-Chairman of SSB's commodity division from July 1992 through May 1996. Before joining SSB, he was employed for twenty years at the brokerage firm of Shearson Lehman Brothers Inc. ("SLB") where from 1982 through April 1992 he was a Senior Executive Vice
President and Director of Commodities. He was a director and the Chairman of Lehman Brothers Capital Management Corp., one of the predecessors of the General Partner. Mr. Lehman is a past Chairman of the Futures Industry Association and currently serves on its Executive Committee. He has been a member of the Board of Governors of the Commodity Exchange, Inc. and the Comex Clearing Association.

          Mr. Vogel, age 53, became an Executive Vice President of SSB and a Director of the General Partner on August 2, 1993. In May 1996, he was appointed President of the General Partner. From January 1993 to July 1993, Mr. Vogel was an Executive Vice President of SLB. Formerly, Mr. Vogel was the chairman and CEO of LIT America, Inc. (September 1988 through December 1992) and an Executive Vice President of Thomson McKinnon Securities Inc. (June 1979 through August
1988). Mr. Vogel is also a past chairman of the Futures Industry Association, a past Director of Comex Clearing Corporation and the Commodity Exchange, Inc. and a past Governor of the Chicago Mercantile Exchange.

         Mr. Schaefer, age 48, has been involved in the securities and commodities brokerage business for over thirty years and is an Executive Vice President of SSB since early 1992. He has been employed with the firm in various capacities associated with its commodity businesses since 1981. His principal areas of responsibility include futures research, trade execution, clearing and administration. He is a member of various major U.S. commodity exchanges and a Director of the NFA. He has been a Director of the General Partner since its organization in 1986.

         Mr. Keltz, age 49, is an Associate General Counsel in the Law Department of SSB. He became Secretary and Director of the General Partner on August 2, 1993. He has been a Director of SBFM since October 1995. From October 1988 through July 1993, Mr. Keltz was employed by SLB as First Vice President and Associate General Counsel where he provided legal counsel to various derivative products businesses. Mr. Keltz was Vice President, Product Manager-Futures and an Associate General Counsel for Paine Webber Incorporated from 1985 through September 1988.

          Mr.  Dantuono,  age 41, is a Senior Vice President of SSB (since March
1994) prior to which he was a First Vice President (since August 1993). Mr. Dantuono was a Vice President at SLB where he was employed since 1980. He has been Chief Financial Officer, Treasurer and Director of the General Partner since August 1993. Prior to August 1993, Mr. Dantuono was Controller and Treasurer of a corporate predecessor of the General Partner.

         Mr. McAuliffe,  age 49, is a Senior Vice President of SSB (since August
1990) and became a Director of the General Partner in April 1994. Mr. McAuliffe is Director of Administration for Smith Barney Managed Futures. From 1986 through 1997, he was responsible for the marketing and sales of retail futures products, including public and private futures funds and managed account programs. Prior to joining SLB, Mr. McAuliffe was employed by Merrill Lynch Pierce Fenner & Smith from 1983 through 1986. Prior to joining Merrill Lynch, Mr. McAuliffe was employed by Citibank from 1973 to 1983. He is a member of the Managed Fund Association.

         Ms.  Ullman,  age 40, is a Senior Vice  President of SSB (since October
1989) and a Senior Vice President and Director of the General Partner (since May 1997 and April 1994, respectively). Previously, Ms. Ullman was a First Vice President of SLB and a vice president and assistant secretary of a predecessor of the General Partner, with responsibility for execution, administration, operations and performance analysis for managed futures funds and accounts.

          Ms.  O'Toole,  age 41, is a Senior Vice  President of SSB (since April
1995) and a Senior Vice President of the General Partner (since 1997). Ms. O'Toole is Director of Managed Futures Sales and Marketing. Prior to joining SSB in March 1993, Ms. O'Toole was the director of managed futures quantitative analysis at Rodman and Renshaw from 1989 to 1993. Ms. O'Toole began her career in the futures industry in 1981 when she joined Drexel Burnham Lambert in the research department of the Financial Futures Division. She has an MBA with a concentration in Finance from Northwestern University.

         There have been no administrative, civil or criminal actions pending, on appeal or concluded against the General Partner or any of its individual principals within the past five years.

          As mentioned above, the General Partner has selected AAA Capital Management, Inc. as the Partnership's trading advisor. The principals of the Advisor are: A. Anthony Annunziato, Angelo Joseph Annunziato and Gordon K. Rutledge.

         The business background for the past five years of each director and executive officer of the Advisor is as follows:

          Mr. A. Anthony Annunziato, age 51, is president and the sole trading principal of the Advisor and will make all trading decisions on behalf of the Partnership. Mr. Annunziato has been involved in the commodity business since 1973. Since 1984 Mr. Annunziato has been an associated person of SSB (and its predecessors) where he currently is a Senior Vice President/Financial Consultant in Houston, Texas, and where he continues to trade commodity interests on behalf of client accounts. Since March 1991, Mr. Annunziato has operated Petrocom Energy Trading Corp., a privately held company which makes energy related investments with proprietary funds.

          Mr. Angelo Joseph Annunziato and Mr. Gordon K. Rutledge are also principals of the Advisor. They do not participate in making trading decisions for the Advisor or supervise or select persons so engaged. They are each registered as a floor broker at the New York Mercantile Exchange ("NYMEX"). The Advisor may direct all or a portion of the Partnership's NYMEX trades to them for execution.

         There have been no administrative, civil or criminal actions pending, on appeal or concluded against the Advisor or any of its individual principals within the past five years.

Item 6.  Executive Compensation

         The Partnership has no directors or officers. Its affairs are managed by the General Partner, which receives compensation for its services, as set forth under "Item 1. Business". SSB, an affiliate of the General Partner, is the commodity broker for the Partnership and receives brokerage commissions for such services, as described under "Item 1. Business". For the year ended December 31, 1998, SSB earned $5,527,260 in brokerage commissions and clearing fees. The directors and officers of the General Partner are employees of SSB and do not receive any compensation from the Partnership or the General Partner. One hundred percent (100%) of the compensation paid by SSB to Daniel A. Dantuono, Chief Financial Officer and Treasurer of the General Partner, and Daniel R. McAullife, Jr., Director of Administration of the General Partner, is allocated to the General Partner. No part of any compensation paid by SSB to any other officer of the General Partner is allocated to the General Partner. The Directors and Officers of the General Partner may have an indirect interest in the affairs of the Partnership insofar as they are employed by SSB, and SSB is the broker and selling agent of the Partnership. In addition to his interest as sole trading principal of the Advisor, Mr. A. Anthony Annunziato may have an indirect interest in the affairs of the Partnership insofar as he is employed by SSB.

         As compensation for its services, the Partnership pays the Advisor the fees described under "Item 1. Business". For the year ended December 31, 1998, the Partnership paid $1,125,531 in management fees and $2,699,932 as a profit share allocation in the form of limited partnership units.

Item 7.  Certain Relationships and Related Transactions

         a. Transactions with Management and Others. Not applicable to Directors or Officers of the General Partner, except as described under "Item 6. Executive Compensation". The profit share allocation to the Advisor is described in the Special Limited Partner section of the Summary of Limited Partnership Agreement under "Item 11. Description of Registrant's Securities to be Registered".

         b. Certain Business Relationships. Not applicable.

         c. Indebtedness of Management. Not applicable.

         d. Transactions with Promoters.

                  1.  SSB  is  the  broker-dealer  and  selling  agent  for  the
Partnership, providing both commodity brokerage and clearing services. SSB charges the Partnership a brokerage fee equal to $18.00 per round turn for futures transactions and $9.00 per side for options transactions. These fees may be changed at any time by SSB. SSB advanced $75,951 for initial offering and organizational expenses. SSB was reimbursed for these expenses by the Partnership. Citibank N.A., an affiliate of the General Partner, is the sole swaps counterparty for the Partnership as of December 31, 1998.

                  2. The assets raised by SSB as selling agent for the Partnership are transferred entirely to the Partnership. No portion of the assets are retained by SSB.

Item 8.  Legal Proceedings

         There are no material legal proceedings pending, on appeal or concluded to which the Partnership is a party or to which any of its assets is subject. There have been no material legal proceedings pending, on appeal or concluded against the General Partner, the Advisor, or any of their respective directors or executive officers within the past five years.

         This section describes the major legal proceedings, other than ordinary routine litigation incidental to the business, to which SSBH, the parent company of the General Partner or its subsidiaries is a party or to which any of their property is subject.

         In September 1992, Harris Trust and Savings Bank (as trustee for Ameritech Pension Trust ("APT"), Ameritech Corporation, and an officer of Ameritech filed suit against Salomon Brothers Inc. ("SBI") and Salomon Brothers Realty Corporation ("SBRC") in the U.S. District Court for the Northern District of Illinois (Harris Trust Savings Bank, not individually but solely as trustee for the Ameritech Pension Trust, Ameritech Corporation and John A. Edwardson v. Salomon Brothers Inc and Salomon Brothers Realty Corp.). The second amended complaint alleges that three purchases by APT from defendants of participation interests in net cash flow or resale proceeds of three portfolios of motels owned by Motels of America, Inc. ("MOA"), as well as a fourth purchase by APT of a similar participation interest with respect to a portfolio of motels owned by Best Inns, Inc. ("Best"), violated the Employee Retirement Income Security Act ("ERISA"), and that the purchase of the participation interests for the third

MOA portfolio and for the Best portfolio violated the Racketeer Influenced and Corrupt Organization Act ("RICO") and state law. SBI had acquired the participation interests in transactions in which it purchased as principal mortgage notes issued by MOA and Best to finance purchases of motel portfolios; 95% of three such interests and 100% of one such interest were sold to APT for purchase prices aggregating approximately $20.9 million. Plaintiffs' second amended complaint seeks (a) judgment on the ERISA claims for the purchase prices of the four participation interests (approximately $20.9 million), for rescission and for disgorgement of profits, as well as other relief, and (b) judgment on the claims brought under RICO and state law in the amount of $12.3 million, with damages trebled to $37 million on the RICO claims and punitive damages in excess of $37 million on certain of the state law claims as well as other relief. The court dismissed the RICO, breach of contract, and unjust enrichment claims. The court also found that defendants did not qualify as an ERISA fiduciary and dismissed the claims based on that allegation. Defendants moved for summary judgment on the sole remaining claim. The motion was denied, and defendants appealed to the U.S. Court of Appeals for the Seventh Circuit. Defendants are awaiting a decision.

         Both the Department of Labor and the Internal Revenue Service have advised SBI that they were or are reviewing the transactions in which APT acquired such participation interests. With respect to the Internal Revenue Service review, SSBH, SBI and SBRC have consented to extensions of time for the assessment of excise taxes that may be claimed to be due with respect to the transactions for the years 1987, 1988 and 1989. In August 1996, the IRS sent SSBH, SBI and SBRC what appeared to be draft "30-day letters" with respect to the transactions and SSBH, SBI and SBRC were given an opportunity to comment on whether the IRS should issue 30-day letters, which would actually commence the assessment process. In October 1996, SSBH, SBI and SBRC submitted a memorandum setting forth reasons why the IRS should not issue 30-day letters with respect to the transactions.

         In December 1996, a complaint seeking unspecified monetary damages was filed by Orange County, California against numerous brokerage firms, including Smith Barney, in the U.S. Bankruptcy Court for the Central District of California (County of Orange et al. v. Bear Stearns & Co. Inc. et al.). Plaintiff alleges, among other things, that defendants recommended and sold to plaintiff unsuitable securities and that such transactions were outside the scope of plaintiff's statutory and constitutional authority (ultra vires). Defendants' motion for summary judgment was granted with respect to the ultra vires claims in February 1999. The court allowed the filing of an amended complaint asserting claims based on alleged breaches of fiduciary duty.

          In June 1998, complaints were filed in the U.S. District Court for the Eastern District of Louisiana in two actions (Board of Liquidations, City Debt of the City of New Orleans v. Smith Barney Inc. et ano. and The City of New Orleans v. Smith Barney Inc. et ano.), in which the City of New Orleans seeks a declaratory judgment that Smith Barney Inc. and another underwriter are responsible for any damages that the City may incur in the event the Internal Revenue Service denies tax exempt status to the City's General Obligation Refunding Bonds Series 1991. SSBH filed a motion to dismiss the complaints in September 1998, and the complaints were subsequently amended. SSBH has filed a motion to dismiss the amended complaints.

         In November 1998, a purported class action complaint was filed in the United States District Court for the Middle District of Florida (Dwight Brock as Clerk for Collier County v. Merrill Lynch, et al.). The complaint alleges that, pursuant to a nationwide conspiracy, 17 broker-dealer defendants, including SSB, charged excessive mark-ups in connection with advanced refunding transactions. SSBH intends to contest this complaint vigorously.

         Environmental Matters

         In July 1996, the City and County of Denver ("Denver") enacted an ordinance imposing a substantial fee on any radioactive waste or radium-contaminated material disposed of in the City of Denver. Under this ordinance, Denver assessed a subsidiary of Salomon, the S.W. Shattuck Chemical Company, Inc. ("Shattuck"), $9.35 million for certain disposal already carried out. Shattuck sued to enjoin imposition of the fee on constitutional grounds. The United States also sued, seeking to enjoin imposition of the fee on constitutional grounds. Denver counterclaimed and moved to add SSBH as a defendant for past costs. These cases have been consolidated before the U.S. District Court in Colorado, which granted Shattuck's motion for a preliminary injunction enjoining Denver from enforcing the ordinance during the pendency of the litigation. The parties have reached a settlement.

         SSBH and various subsidiaries have also been named as defendants in various matters incident to and typical of the businesses in which they are engaged. These include numerous civil actions, arbitration proceedings and other matters in which the SSBH's broker-dealer subsidiaries have been named, arising in the normal course of business out of activities as a broker and dealer in securities, as an underwriter of securities, as an investment banker or otherwise. In the opinion of SSBH's management, none of these actions is expected to have a material adverse effect on the consolidated financial condition of SSBH and its subsidiaries.

Item 9. Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters.

         (a) Market Information. The Partnership has issued no stock. There is no public market for the Units of Limited Partnership Interest.

         (b) Holders. The number of holders of Units of Partnership Interest as of December 31, 1998 was 807.

         (c) Distributions. The Partnership did not declare a distribution in 1998.

Item 10.  Recent Sales of Unregistered Securities.

         (a) Securities sold. As of March 16, 1998, the initial private offering of Units of limited partnership interest resulted in aggregate proceeds to the Partnership of $49,538,000. Between March 16, 1998 and July 1, 1998, the
Partnership sold additional limited partnership Units which resulted in aggregate proceeds to the Partnership of $15,973,000.

         (b) Underwriters and other purchasers. Units of Limited Partnership Interest were sold to persons and entities who are accredited investors as that term is defined in Rule 501(a) of Regulation D as well as to those persons who are not accredited investors but who have either a net worth (exclusive of home, furnishings and automobiles) either individually or jointly with the investor's spouse of at least three times his investment in the Partnership (the minimum investment for which is $25,000) or gross income for the two previous years and projected gross income for the current fiscal year of not less than three times his investment in the Partnership for each year.

         (c) Consideration. The aggregate proceeds of securities sold during the period from February 12, 1998 (commencement of offering period) through December 31, 1998 was $66,172,000, of which $661,000 was from Units sold to the General Partner.

         Units have been sold monthly at net asset value per Unit. No underwriting discounts or commissions are paid in connection with the Units. At the present time, no Units are offered for sale.

         (d) Exemption from registration claimed. Exemption is claimed from registration under Securities Act Section 4(2) and Regulation D promulgated thereunder. The purchasers are accredited investors under Rule 501(a) of Regulation D, as discussed in paragraph (a) above.

         The minimum subscription for Units is $25,000. The General Partner may in its sole discretion accept subscriptions of less than $25,000. The minimum additional subscription for investors who are currently limited partners is $10,000.

         In accordance with Part 4 of the CFTC regulations, before making any investment in the Partnership, each investor is provided with a Disclosure Document, as supplemented, that contains information concerning the Partnership as prescribed in CFTC regulations.

Item 11.  Description of Registrant's Securities to be Registered.

         The Partnership is registering Units of Limited Partnership Interest, which are privately offered. Profits and losses of the Partnership are allocated among the partners on a monthly basis in proportion to their capital accounts (the initial balance of which is the amount paid for their Units). Distributions of profits will be made at the sole discretion of the General Partner.

         The Units may not be transferred without the written consent of the General Partner except in the cases of the death of an individual limited partner or the termination of an entity that is a limited partner as provided in the Limited Partnership Agreement. No transfer or assignment will be permitted unless the General Partner is satisfied that such transfer or assignment will not violate federal or state securities laws and will not jeopardize the Partnership's status as a partnership for federal income tax purposes. No substitution may be made unless the transferor delivers an instrument of substitution, the transferee adopts the terms of, and executes, the Limited Partnership Agreement, and the General Partner consents to such substitution
(which consent may be withheld at its sole and absolute discretion). A transferee who becomes a substituted limited partner will be subject to all of the rights and liabilities of a limited partner of the Partnership. A transferee who does not become a substituted limited partner will be entitled to receive the share of the profits or the return of capital to which his transferor would otherwise be entitled, but will not be entitled to vote, to an accounting of Partnership transactions, to receive tax information, or to inspect the books and records of the Partnership. Under the New York Revised Limited Partnership Act, an assigning limited partner remains liable to the Partnership for any amounts for which he may be liable under such law regardless of whether any assignee to whom he has assigned Units becomes a substituted limited partner.

         A limited partner may require the Partnership to redeem some or all of his Units at Net Asset Value per Unit as of the last day of any month (the "Redemption Date"). The right to redeem is contingent upon the Partnership's having property sufficient to discharge its liabilities on the Redemption Date and upon receipt by the General Partner of a written or oral request for redemption at least 10 days prior to the Redemption Date. Because Net Asset Value fluctuates daily, limited partners will not know the Net Asset Value applicable to their redemption at the time a notice of redemption is submitted. Payment for a redeemed interest will be made within 10 business days following the Redemption Date. There is no fee charged to limited partners in connection with redemptions. The General Partner reserves the right in its sole discretion to permit redemptions more frequently than monthly and to waive the 10-day notice period. The General Partner may also, at its sole discretion and upon 10 days' notice to a limited partner, require that any limited partner redeem his Units if such redemption is in the best interests of the Partnership.

                  Summary of the Limited Partnership Agreement

         The following is an explanation of some of the more significant terms and provisions of the Limited Partnership Agreement, a copy of which is attached as Exhibit 3(ii) hereto and is incorporated herein by this reference. Each prospective investor should read the Limited Partnership Agreement thoroughly before investing. The following description is a summary only, is not intended to be complete, and is qualified in its entirety by reference to the Limited Partnership Agreement itself.

Liability of Limited Partners

         The Partnership was formed under the laws of the State of New York on January 5, 1998. The General Partner has been advised by its counsel that except as required by New York law and as set forth in Paragraph 7(f) of the Limited Partnership Agreement, Units of limited partnership interest purchased and paid for pursuant to this offering will be fully paid and non-assessable, and a limited partner will not be liable for amounts in excess of his contributions to the Partnership and his share of Partnership assets and undistributed profits. The General Partner will be liable for all obligations of the Partnership to the extent that assets of the Partnership are insufficient to discharge such obligations.

Special Limited Partner

         The Advisor is a Special Limited Partner of the Partnership. In partial consideration for its advisory services to the Partnership, it will receive a Profit Share allocation, in the form of Units, equal to 20% of the Partnership's New Trading Profits (as that term is defined in the Limited Partnership Agreement), if any, earned during a year.

Management of Partnership Affairs

         The limited partners will not participate in the management or control of the Partnership. Under the Limited Partnership Agreement, responsibility for managing the Partnership is vested solely in the General Partner. The General Partner may select one or more trading advisors to direct all trading for the Partnership. Other responsibilities of the General Partner include, but are not limited to, the following: reviewing and monitoring the trading of the trading advisors; administering redemptions of limited partners' Units; preparing monthly and annual reports to the limited partners; preparing and filing necessary reports with regulatory authorities; calculating the Net Asset Value; executing various documents on behalf of the Partnership and the limited partners pursuant to powers of attorney; and supervising the liquidation of the Partnership if an event causing dissolution of the Partnership occurs.

Additional Partners

         The General Partner has the sole discretion to determine whether to offer for sale additional Units of limited partnership interest and to admit additional limited partners. There is no limitation on the number of Units which may be outstanding at any time. All Units offered by the Partnership will be sold at the Partnership's then current Net Asset Value per Unit. The General Partner may make arrangements for the sale of additional Units in the future.

Dissolution of the Partnership

         The affairs of the Partnership will be wound up and the Partnership liquidated as soon as practicable upon the first to occur of the following: (i) December 31, 2018; (ii) the vote to dissolve the Partnership by limited partners owning more than 50% of the Units; (iii) assignment by the General Partner of all of its interest in the Partnership, or the withdrawal, removal, bankruptcy or dissolution of the General Partner, unless the Partnership is continued as described in the Limited Partnership Agreement; (iv) a decline in Net Asset Value to less than $400 per Unit as of the end of any trading day; or (v) the occurrence of any event which shall make it unlawful for the existence of the Partnership to be continued. In addition, the General Partner may, in its sole discretion, cause the Partnership to dissolve if the Partnership's aggregate Net Assets decline to less than $1,000,000.

Removal or Admission of General Partner

         The General Partner may be removed and successor general partners may be admitted upon the vote of a majority of the outstanding Units.

Amendments; Meetings

         The Limited Partnership Agreement may be amended if approved in writing by the General Partner and limited partners owning more than 50% of the outstanding Units. In addition, the General Partner may amend the Limited Partnership Agreement without the consent of the limited partners in order to clarify any clerical inaccuracy or ambiguity or reconcile any inconsistency (including any inconsistency between the Limited Partnership Agreement and the Prospectus); to delete or add any provision of or to the Limited Partnership Agreement required to be deleted or added by the staff of any federal or state agency; or to make any amendment to the Limited Partnership Agreement which the General Partner deems advisable (including but not limited to amendments necessary to effect the allocations proposed therein) provided that such amendment is not adverse to the Limited Partners, or is required by law.

         Any limited partner, upon written request addressed to the General Partner, may obtain from the General Partner a list of the names and addresses of record of all limited partners and the number of Units held by each for a purpose reasonably related to such Limited Partner's interest as a limited partner in the Partnership. Upon receipt of a written request, signed by limited partners owning at least 10% of the outstanding Units, that a meeting of the Partnership be called to consider any matter upon which limited partners may vote pursuant to the Limited Partnership Agreement, the General Partner, by written notice to each limited partner of record mailed within fifteen days after such receipt, must call a meeting of the Partnership. Such meeting must be held at least thirty but not more than sixty days after the mailing of such notice and the notice must specify the date, a reasonable time and place, and the purpose of such meeting.

         At any such meeting, upon the approval by an affirmative vote of limited partners owning more than 50% of the Units, the following actions may be taken: (i) the Limited Partnership Agreement may, with certain exceptions, be amended; (ii) the Partnership may be dissolved; (iii) the General Partner may be removed and a new general partner may be admitted; (iv) a new general partner or general partners may be admitted if the General Partner elects to withdraw from the Partnership; (v) any contracts with the General Partner or any of its affiliates or any trading advisor may be terminated without penalty on 60 days' notice; and (vi) the sale of all assets of the Partnership may be approved. However, no such action may be taken unless the General Partner has been furnished with an opinion of counsel that the action to be taken will not adversely affect the status of the limited partners as limited partners under the New York Revised Limited Partnership Act and that the action is permitted under such law.

Reports to Limited Partners

         The books and records of the Partnership will be maintained at its principal office and the limited partners have the right at all times during reasonable business hours to have access to and copy the Partnership's books and records for a purpose reasonably related to such limited partner's interest as a limited partner in the Partnership. Within 30 days of the end of each month, the General Partner will provide the limited partners with a financial report containing information relating to the Net Assets and Net Asset Value of a Unit as of the end of such month, as well as other information relating to the operations of the Partnership which is required to be reported to the limited partners by CFTC regulations. In addition, if any of the following events occur, notice thereof will be mailed to each limited partner within seven business days of such occurrence: a decrease in the Net Asset Value of a Unit to $400 or less as of the end of any trading day; any change in trading advisors; any change in commodity brokers; any change in the General Partner; any material change in the Partnership's trading policies or any material change in an advisor's trading strategies. In addition, a certified annual report of financial condition will be distributed to the limited partners not more than 90 days after the close of the Partnership's fiscal year. Not more than 75 days after the close of the fiscal year and if required by the then applicable tax law, tax information necessary for the preparation of the limited partners' annual federal income tax returns will be distributed to the limited partners.

Income Tax Aspects

         The trading activities of the Partnership, in general, generate capital gain and loss and ordinary income. The Partnership pays no federal income tax; rather, limited partners are allocated their proportionate share of the taxable income or losses realized by the Partnership during the period of the Partnership's taxable year that Units were owned by them. Unrealized gains on "Section 1256 contracts" (as defined in the Code) held by the Partnership at the end of its taxable year must be included in income under the "mark-to-market" rule and will be allocated to partners in proportion to their respective capital accounts.

Item 12.  Indemnification of Directors and Officers.

         Section 17 of the Limited Partnership Agreement (attached as Exhibit 3(ii) hereto) provides for indemnification of the General Partner, its officers, directors, more than 10% stockholders, and persons who directly or indirectly control, are controlled by or under common control with the General Partner. The Registrant is not permitted to indemnify the General Partner or its affiliates for liabilities resulting from a violation of the Securities Act of 1933 or any State securities law in connection with the offer or sale of the Units of Limited Partnership Interest.

         Section 6 of the Management Agreement (attached as Exhibit 10(a) hereto) provides for indemnification by the General Partner of the Advisor for any loss, liability, damage, cost, expense (including, without limitation, attorneys' and accountants' fees), judgments and amounts paid in settlement actually and reasonably incurred by it in connection with such action, suit, or proceeding if the Advisor acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Partnership and provided that its conduct did not constitute negligence, intentional misconduct, or a breach of its fiduciary obligations to the Partnership as a commodity trading advisor, unless and only to the extent that the court or administrative forum in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, the Advisor is fairly and reasonably entitled to indemnity for such expenses which such court or administrative forum shall deem proper; and further provided that no indemnification shall be available from the Partnership if such indemnification is prohibited by Section 17 of the Limited Partnership Agreement.

         Furthermore, under certain circumstances, the Advisor will indemnify, defend and hold harmless the General Partner, the Partnership and their affiliates against any loss, liability, damage, cost or expense (including, without limitation, attorneys' and accountants' fees), judgments and amounts paid in settlement actually and reasonably incurred by them (A) as a result of the material breach of any material representations and warranties made by the Advisor in the Management Agreement, or (B) as a result of any act or omission of the Advisor relating to the Partnership if there has been a final judicial or regulatory determination or, in the event of a settlement of any action or proceeding with the prior written consent of the Advisor, a written opinion of an arbitrator, to the effect that such acts or omissions violated the terms of the Management Agreement in any material respect or involved negligence, bad faith, recklessness or intentional misconduct on the part of the Advisor (except as otherwise provided in Section 1(g) of the Management Agreement).

Item 13.  Financial Statements and Supplementary Data.

         The registrant does not fall within the criteria set forth in Item 302(a)(5) of Regulation S-K of the Securities Exchange Act of 1934.

         The Financial Statements of the Partnership are attached hereto as exhibits.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

         During the last two fiscal years and any subsequent interim period, no independent accountant who was engaged as the principal accountant to audit the Partnership's financial statements has resigned or was dismissed.

Item 15.  Financial Statements and Exhibits.

         (a)  Financial Statements.

                  The following financial statements have been filed as part of this registration statement:

                  Statement of Financial Condition of the Partnership at December 31, 1998

                  Statement of Income and Expenses for the period from March 16, 1998 (commencement of trading) to December 31, 1998

                  Statement of Partners' Capital for the period from January 5, 1998 (date Partnership was organized) to December 31, 1998

                  Notes to Financial Statements

                  Statement of Financial Condition of Smith Barney Futures Management Inc. at December 31, 1998

          (b)  Exhibits.


          Exhibit 3(i)-     Certificate of Limited Partnership
          Exhibit 3(ii)-    Limited Partnership Agreement
          Exhibit 10(a)- Management Agreement among the Partnership, the General Partner and AAA Capital Management, Inc.
          Exhibit 10(b)(i)- Customer Agreement between the Partnership and Smith
                            Barney Inc. (the predecessor to Salomon Smith Barney Inc.)
          Exhibit 10(c)-    Form of Subscription Agreement
          Exhibit 27-       Financial Data Schedule
          Exhibit 99.1-     Annual Report of the Partnership
          Exhibit 99.2-     Annual Report of the Parntership

                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

SMITH BARNEY AAA ENERGY FUND L.P.
(Registrant)


Date:  April 29, 1999


By:  Smith Barney Futures Management Inc.
                  (General Partner)


By:  /s/  Daniel A. Dantuono
         Daniel A. Dantuono,
         Chief Financial Officer